 Exhibit 99

Investor News	NYSE:PEG

For further information, contact:

•	Kathleen A. Lally, Vice President – Investor Relations	Phone: 973-430-6565
•	Greg McLaughlin, Sr. Investor Relations Analyst	Phone: 973-430-6568
•	Yaeni Kim, Sr. Investor Relations Analyst	Phone: 973-430-6596

PSEG ELECTS DAVID LILLEY TO BOARD OF DIRECTORS

Retired Chairman, President and CEO of Cytec Industries

(February 19, 2009 – Newark, NJ) – Public Service Enterprise Group (PSEG) has elected David Lilley to its Board of Directors. Until December, Mr. Lilley had been chairman, president and chief executive officer of Cytec Industries Inc. of West Paterson, NJ, a global specialty chemicals and materials company.

“Mr. Lilley brings to PSEG a wealth of business and operational experience,” said Ralph Izzo, chairman, president and chief executive officer. “His successful tenure as a respected corporate leader will be important in helping our company set strategic objectives that will benefit our investors, customers, employees and the communities we serve.”

Mr. Lilley joined Cytec in 1997 as president and chief operating officer, was appointed chief executive officer a year later and became chairman in 1999. He retired from Cytec in December.

Before joining Cytec, he was a vice president of American Home Product Corporation before its acquisition of American Cyanamid. He began his career at American Cyanamid in 1978 as manufacturing manager at the Bradford polymer plant in England. Progressing through the company, he was named a group vice president in 1992 and a member of its executive committee in 1993.

Mr. Lilley is a graduate of Fitzwilliam College, Cambridge University and later earned a master of arts degree in chemical engineering from Cambridge.

Public Service Enterprise Group (PSEG) (NYSE:PEG) is a publicly traded diversified energy company with annual revenues of more than $12 billion, and three principal subsidiaries: PSEG Power, PSEG Energy Holdings, and Public Service Electric and Gas Company (PSE&G). PSEG Power, one of the largest independent power producers in the U.S. has three main subsidiaries: PSEG Fossil, PSEG Nuclear, and PSEG Energy Resources & Trade. PSEG Energy Holdings has two main unregulated energy-related businesses: PSEG Global and PSEG Resources. PSE&G, New Jersey’s oldest and largest regulated gas and electric delivery utility, serves nearly three-quarters of the state’s population.